Exhibit 4.2

                        NORTEK, INC.

            2000 STOCK OPTION PLAN FOR DIRECTORS

1.   Purpose

     The purpose of this 2000 Stock Option Plan for Directors (the "Plan") is to advance the interests of Nortek, Inc. (the "Company") by enhancing the ability of the Company to attract and retain directors who are in a position to make significant contributions to the success of the Company and to reward directors for such contributions through ownership of shares of the Company's Common Stock, $1.00 par value ("Stock").

2.   Administration

     The Plan shall be administered by the Stock Option Committee (the "Committee") of the Board of Directors (the "Board") of the Company. The Committee shall have authority, not inconsistent with the express provisions of the Plan,
(a) to grant options in accordance with the Plan to such directors as are eligible to receive options; (b) to prescribe the form or forms of instruments evidencing options and any other instruments required under the Plan and to change such forms from time to time; (c) to adopt, amend and rescind rules and regulations for the administration of the Plan; and (d) to interpret the Plan and decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Such determinations of the Committee shall be conclusive and shall bind all parties. Subject to Section 7, the Committee shall also have the authority, both generally and in particular instances, to waive compliance by a director with any obligation to be performed by him or her under an option and to waive any condition or provision of an option.

3.   Effective Date and Term of Plan

     The Plan shall become effective on the date on which the Plan is approved by the stockholders of the Company. Awards may be made prior to such stockholder approval if made subject thereto. No option shall be granted under the Plan after the completion of ten years from the date on which the Plan was adopted by the Board, but options granted may extend beyond that date.

4.   Shares Subject to the Plan

     (a) Number of Shares. Subject to adjustment as provided in Section 4(c), the aggregate number of shares of Stock that may be delivered upon the exercise of options granted under the Plan shall be 40,000. If any option granted under the Plan terminates without having been exercised in full, the number of shares of Stock as to which such option was not exercised shall be available for future grants within the limits set forth in this Section 4(a).

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     (b)   Shares  to Be Delivered.  Shares delivered  under
the Plan shall be authorized but unissued Stock or, if the Board so determines, previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock shall be delivered under the Plan.

     (c) Changes in Stock. In the event of a stock dividend, stock split or other change in corporate structure or capitalization affecting the Stock, the number and kind of shares of stock or securities of the Company to be subject to options then outstanding or to be granted under the Plan, and the option price, and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons.

5.   Eligibility for Options

     Directors  eligible to receive options under  the  Plan
("Eligible Directors") shall be those directors who are not employees of the Company or its subsidiaries.

6.   Terms and Conditions of Options

     (a) Formula Options. Following stockholder approval of the Plan, each newly elected Eligible Director shall be awarded options to purchase up to 200 shares of Stock on the date of his or her first election (unless such Director receives formula options under the Company's 1997 Stock Option Plan for Directors on such date). In addition, as of the close of business on the day of the final adjournment of each annual meeting of stockholders commencing with the 2001 annual meeting, each Eligible Director (other than an Eligible Director first elected as a director at such meeting) shall be awarded an option covering 200 shares of Stock.

     (b) Discretionary Options. The Committee may also award options to purchase shares of Stock to Eligible
Directors on such terms as it may determine not inconsistent with this Plan.

     (c) Exercise Price. The exercise price of each formula option shall be not less than the fair market value per share of the Stock at the time of the grant. For this purpose "fair market value" shall mean the last sale price of the shares of the Company's Common Stock as reported on the New York Stock Exchange on the date of the grant (based on The Wall Street Journal report of composite transactions), or if such stock is no longer listed on such Exchange, it shall have the same meaning as it does in the provisions of the Internal Revenue Code of 1986 (the "Code") and the regulations thereunder applicable to incentive options. The exercise price of each discretionary option shall be as determined by the Committee.

     (d) Duration of options. The latest date on which an option may be exercised (the "Final Exercise Date") shall be the date which is ten years from the date the option was granted.

     (e)  Exercise of Options.

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          (1)   Each formula option shall become exercisable
     in increments of one half of the shares covered thereby on each of the first and second anniversaries of the
     grant.   Each   discretionary   option   shall   become
     exercisable at such time or times as the Committee shall determine.

          (2) Any exercise of an option shall be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by (i) an option exercise notice and any other documents required by the Committee; and (ii) payment in full in accordance with paragraph (f) below for the number of shares for which the option is exercised.

          (3) If any option is exercised by the executor or administrator of a deceased director, or by the person or persons to whom the option has been transferred by the director's will or the applicable laws of descent and distribution, the Company shall be under no obligation to deliver Stock pursuant to such exercise until the Company is satisfied as to the authority of the person or persons exercising the option.

          (4) The Company shall have the right to settle any option, and to terminate the rights of the holder thereof, by paying to the option holder the excess (if any) of the fair market value of the Stock at the time of settlement over the purchase price.

        (f) Payment for and Delivery of Stock. Stock purchased under the Plan shall be paid for as follows: (i) in cash (which payment may be made by personal check payable to the order of the Company); (ii) through the delivery of shares of Stock having a fair market value on the last business day preceding the date of exercise equal to the purchase price; or (ii) by a combination of cash and Stock as provided in clauses (i) an (ii) above.

     An option holder shall not have the rights of a stockholder with regard to awards under the Plan except as to Stock actually received by him or her under the Plan.

     The Company shall not be obligated to deliver any shares of Stock (i) until, in the opinion of the Company's counsel, all applicable federal and state laws and regulations have been complied with; (ii) if the outstanding Stock is at the time listed on any stock exchange, until the shares to be delivered have been listed or authorized to be listed on such exchange upon official notice of issuance; and (iii) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company's counsel. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the option, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Stock bear an appropriate legend restricting transfer.

     (g)   Transferability  of  Options.   Unless  otherwise
determined by the Committee, options are transferable at any time by a director.

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     (h)  Death.  If a director dies at a time he or she  is
entitled  to  exercise an option, then the portion  formerly
exercisable  by  the  director  may  be  exercised  by   the
director's executor or administrator, or by the person to whom the option is transferred under the applicable laws of descent and distribution, within three years of the death of the director, subject to earlier termination upon the Final Exercise Date.

     (i) Other Termination of Status of Director. All options that are not then exercisable terminate and are forfeited automatically upon the termination of the director's service with the Company, unless the Committee or the Board of Directors specifies otherwise. Options that are exercisable on the date of termination shall continue to be exercisable until the earlier of (i) the 180th day following the date of termination (or such later date as is determined by the Committee or the Board) or (ii) the Final Exercise Date.

     (j) Effect of Change of Control. Notwithstanding any other provision of the Plan to the contrary, except as otherwise explicitly provided by the Committee in writing with respect to a particular option at the time the option is granted, in the event of a Change of Control (as defined below):

           (1) Acceleration of Options. As of the date on which such Change of Control is determined to have occurred, options that are outstanding and that are not then exercisable shall become exercisable to the full extent of the original grants.

            (2) Termination of Options in Certain Transactions. If, as part of, or in connection with, the Change of Control, there occurs a merger or consolidation in which the Company is not the surviving corporation or which results in the acquisition of substantially all the Company's outstanding stock by a person, entity or group of persons and/or entities acting in concert or there is a dissolution or liquidation of the Company, options that are not cashed out or otherwise disposed of in or prior to the transaction will terminate.

           (3) Restriction on Termination of Options Due to Termination of Employment. Options that remain outstanding after a Change of Control shall not be terminated as a result of the termination of a director's service with the Company, other than by reason of death, for a period of at least seven months following such termination of service.

          (4) Restriction on Amendment. In connection with or following a Change of Control, neither the Committee nor the Board may impose additional conditions upon exercise or otherwise amend or restrict an option, or amend the terms of the Plan in any manner adverse to the holder thereof, without the written consent of such holder.

           (5) Impact on Pooling-of-Interests Accounting. Notwithstanding the foregoing, if any right granted pursuant to this Section 6(j) would make a Change of Control transaction ineligible for pooling of interests accounting under applicable accounting principles that but for this Section 6(j) would otherwise be eligible for such accounting treatment, the Committee shall have the authority to substitute stock for the cash which

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     would  otherwise  be payable pursuant to  this  Section
     6(j) having a fair market value equal to such cash.

           (6) Definition of Change of Control. A "Change of Control" shall be deemed to have occurred if and when:

                (A)   The  Company ceases to be  a  publicly
          owned      corporation     having     at     least
          500 stockholders; or

                (B)   There  occurs any event or  series  of
          events that would be required to be reported as a change of control in response to Item 1(a) on a Form 8-K filed by the Company under the Securities Exchange Act of 1934, as amended, or in any other filing by the Company with the Securities and Exchange Commission unless the person ("Person"), as that term is defined or used in Section 13(d) or 14(d)(2) of the 1934 Act, acquiring control is an affiliate of the Company as of the date the Plan is approved by stockholders of the Company; or

                (C)   The  Company executes an agreement  of
          acquisition, merger, or consolidation which contemplates that after the effective date provided for in the agreement all or substantially all of the business and/or assets of the Company will be controlled by another Person; provided, however, for purposes of this subparagraph (C) that (i) if such an agreement requires as a condition precedent approval by the Company's shareholders of the agreement or transaction, a Change of Control shall not be deemed to have taken place unless and until such approval is secured and, (ii) if the voting shareholders of such other Person shall, immediately after such effective date, be substantially the same as the voting shareholders of the Company immediately prior to such effective date, the execution of such agreement shall not, by itself, constitute a "Change of Control"; or

                (D)   Any Person (other than the Company,  a
          majority-owned subsidiary of the Company, an employee benefit plan maintained by the Company or a majority-owned subsidiary of the Company or members of the Board on the date the Plan is approved by stockholders of the Company) becomes the beneficial owner, directly or indirectly (either as a result of the acquisition of securities or as the result of an arrangement or understanding, including the holding of proxies, with or among security holders), of securities of the Company representing 25% or more of the votes that could then be cast in an election for members of the Board unless within 15 days of being advised that such ownership level has been reached, the Company's board of directors adopts a resolution approving the acquisition of that level of securities ownership by such Person; or

                (E)   During  any period of  24  consecutive
          months,  commencing after the date  this  Plan  is
          approved by stockholders of the Company, individuals who at the beginning of such 24-month period were directors of the Company shall

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          cease
          to constitute at least a majority of the Board, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two thirds of (i) the directors then in office who were directors at the beginning of the 24-month period, or (ii) the directors specified in clause (i) plus directors whose election has been so approved by directors specified in clause
          (i).

7.    Effect,  Discontinuance, Cancellation,  Amendment  and
Termination

     Neither adoption of the Plan nor the grant of options to a director shall affect the Company's right to grant to such director or any director options that are not subject to the Plan, to issue to such directors Stock as a bonus or otherwise, or to adopt other plans or arrangements under which Stock may be issued, or payments made, to directors.

     The Committee may at any time discontinue granting options under the Plan. The Committee may at any time, or times, amend the Plan for the purpose of satisfying any changes in applicable laws or regulations or for any other purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of options, provided that (except to the extent expressly required or permitted herein above) no such amendment shall, without the approval of the stockholders of the Company, (a) increase the maximum number of shares available under the Plan; (b) increase the number of options to be granted to Eligible Directors; (c) amend the definition of Eligible Directors so as to enlarge the group of director eligible to receive options under the Plan; (d) reduce the price at which options may be granted other than as permitted in the Plan; or (e) amend the provisions of this Section 7.